AXA EQUITABLE LIFE INSURANCE COMPANY

GUARANTEED MINIMUM INCOME BENEFIT RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean AXA Equitable Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider.

The Effective Date of this Rider is your Contract Date.

I.	This Rider’s Guaranteed Minimum Income Benefit

Subject to the terms and conditions of this Rider, you will receive a Guaranteed Minimum Income Benefit (GMIB) with this flexible premium deferred fixed and variable Annuity Contract. The purpose of this GMIB Rider is to provide security through a stream of periodic payments to you.

The GMIB is derived from a benefit base as described in Section II of this Rider. You must contribute or transfer amounts to the Protected Benefit Account to fund a GMIB Benefit Base and in order to receive benefits under this Rider. The GMIB Benefit Base is used solely to calculate the GMIB described in this Rider, and its charge, and does not provide a Cash Value or any minimum account value or any death benefit and cannot be withdrawn.

You may exercise GMIB within [30] days of a Contract Date Anniversary after you have met the waiting period requirements described in Sections II.D.8 and III.B., and begin to receive Lifetime GMIB Payments as described in Section III of this Rider. An exception to the waiting period, described in Section III. C., will apply if the Cost of this Rider increases as described in Part V of this Rider and as a result, you decide to exercise GMIB prior to the expiration of the waiting period. This GMIB has a No Lapse Guarantee which is described in Section II. E. of this Rider. Prior to GMIB Exercise, you may take withdrawals up to your Annual Withdrawal Amount as described in Section II. C. below without reducing your beginning of Contract Year GMIB Benefit Base.

Withdrawals from your Protected Benefit Account will cause an adjustment to your GMIB Benefit Base as described in Section II. D. of this Rider. The adjustment may be greater than the amount withdrawn.

Your GMIB Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Owner meets the qualifications specified in the Termination Provision of this Rider (Section VI).

[The terms and conditions of a spouse’s right to continue this Contract and Rider upon the death of the Owner of this Contract (“Spousal Continuation”) are described in the Endorsement Applicable to [Non-Qualified] Contracts.]

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II.	Operation of the Guaranteed Minimum Income Benefit

A.	Definitions Pertaining to Investment Options and Annuity Account Value

i.	“Annuity Account Value” as defined in Section 1.02 of your Contract means the sum of (i) your “Protected Benefit Account Value” (“PBAV”) and (ii) your “Investment Account Value” (“IAV”). “Protected Benefit Account” (“PBA”) is the account which holds (i) the PBA Investment Options, (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated for transfers to the PBA Investment Options, and (iii) the ATP Investment Option.

ii.	“PBAV” means the sum of the amounts held for you in the PBA.

iii.	“PBA Investment Options” means the Variable Investment Options available with this GMIB Rider and as shown in the Data Pages.

iv.	“Investment Account” is the account which holds (i) the IA Investment Options and (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated transfers to the IA Investment Options

v.	“IAV” means the sum of amounts held for you in the Investment Account.

vi.	“IA Investment Options” means the Variable Investment Options [and the Guaranteed Interest Option] available with this Rider and as shown in the Data Pages.

vii.	“Investment Options” as defined in Section 1.14 of your Contract means (i) the PBA Investment Options and (ii) the IA Investment Options defined above.

B.	PBA Funding Date

Your “PBA Funding Date” is the Transaction Date that amounts are first contributed or transferred to the PBA.

C.	Annual Withdrawal Amount

The “Annual Withdrawal Amount” (“AWA”) for each Contract Year is equal to (i) the GMIB Benefit Base at the beginning of the Contract Year multiplied by (ii) the Annual Rollup Rate in effect for the first day of the Contract Year. There is an AWA beginning in the Contract Year following the Contract Year in which your PBA Funding Date occurs. “GMIB Benefit Base” and “Annual Rollup Rate” are defined below.

D.	GMIB Benefit Base

Your GMIB Benefit Base is used to determine any Lifetime GMIB Payments that may become payable if your PBAV falls to zero as described in Section II. E or you exercise GMIB as described in Section III of this Rider. Prior to receiving Lifetime GMIB Payments under this Rider, your GMIB Benefit Base is used to determine your AWA described above. Your GMIB Benefit Base is also used to determine the cost of this Rider as described in Section V of this

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Rider. Your GMIB Benefit Base is funded as of the PBA Funding Date. While this Rider is in effect, once amounts are allocated or transferred to the PBA, they may be transferred only among PBA Investment Options. Additional transfer rules are described in the Data Pages.

Your initial GMIB Benefit Base is equal to your initial Contribution or transfer, whichever comes first, to the PBA. Thereafter, your GMIB Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer to the PBA and your Benefit Base is adjusted for withdrawals as described below. The way we calculate your GMIB Benefit Base is more fully described below.

[The following text will appear when a Series CP Contract Owner elects GMIB]

[Any Credits and any applicable Earnings Bonus applied to your Annuity Account Value as provided under your Endorsement Applicable to Credits and Earnings Bonuses are not used for purposes of determining your Benefit Base. When you make a Contribution to the PBA, only the amount of the Contribution, excluding any Credits, is included in the determination of the Benefit Base. When you make a transfer from the IAV to the PBA Investment Options, the amount of any Credits and any applicable Earnings Bonus that had been applied to the IAV are considered transferred first and are not included in the determination of the Benefit Base. Transfers to the PBA Investment Options do not increase the Benefit Base until an amount equal to the total amount of all Credits (before any earnings thereon) and any applicable Earnings Bonus that were applied to the IAV have been transferred to the PBA Investment Options. However, Credits and Earnings Bonuses are included in your PBAV. Your PBAV can increase your GMIB Benefit Base as a result of a GMIB Benefit Base reset. Therefore, Credits and Earnings Bonuses can indirectly increase your GMIB Benefit Base.]

Your IAV is not used for purposes of determining your GMIB Benefit Base, including any reset, or your AWA defined above. If we discontinue transfers and Contributions to the PBA, you will not, thereafter, be able to fund or add to the GMIB Benefit Base.

D. 1. Annual Rollup Rate

An “Annual Rollup Rate” is declared [each Contract Year] and is tied to the Ten Year Treasuries Formula Rate specified in the Data Pages. The rollup ends on the Contract Date Anniversary following your [95th] birthday [NQ only: or your Maturity Date, whichever is earlier]. The Annual Rollup Rate is used to calculate (i) your AWA and (ii) unless the Deferral Rate described below applies, your Annual Rollup Amount.

D. 2. Deferral Rollup Rate

A “Deferral Rollup Rate” is declared [each Contract Year] and is tied to the Ten Year Treasuries Formula Rate specified in the Data Pages. It will never be less than the rate resulting from the Ten Year Treasuries Formula Rate specified in the Data Pages and applies to your GMIB Benefit Base until a withdrawal is made from your PBA. Once a withdrawal is made from your PBA, the Deferral Rollup Rate no longer applies in the Contract Year that the withdrawal is made and all subsequent Contract Years. A Deferral Rollup Rate is not used to calculate your AWA. If you do not take any withdrawals from your PBA, the Deferral rollup ends on the Contract Date Anniversary following your [95th] birthday [NQ only: or your Maturity Date, whichever is earlier].

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D. 3. Annual Rollup Amount

The “Annual Rollup Amount” for purposes of adjusting the GMIB Benefit Base on a Contract Date Anniversary is equal to the GMIB Benefit Base on the preceding Contract Date Anniversary multiplied by the Annual Rollup Rate in effect for the first day of the Contract Year plus a prorated Annual Rollup Amount for any Contributions or transfers to the PBA during the Contract Year. The Annual Rollup Amount is calculated at the beginning of each Contract Year on the Transaction Date of each Contribution or transfer into the PBA.

The prorated Annual Rollup Amount applicable to such Contributions and transfers is equal to the full Annual Rollup Amount for the Contribution or transfer (that is, the amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year from the Transaction Date of your Contribution or transfer until the Contract Date Anniversary of the same Contract Year, and the denominator of which is the number of days in such Contract Year.

The prorated Annual Rollup Amount in any Contract Year in which (i) the GMIB No Lapse Guarantee is triggered as described in Section II. E below, or (ii) GMIB is exercised as described in Section III. C. below is calculated as follows:

a)	GMIB Benefit Base on the preceding Contract Date Anniversary multiplied by the Annual Rollup Rate in effect for the first day of the Contract Year multiplied by a fraction, the numerator of which is the number of days elapsed in the Contract Year from the first day of the Contract Year until the No Lapse Guarantee Transaction Date, or the GMIB Exercise Date, whichever is applicable, and the denominator of which is the number of days in such Contract Year, plus

b)	The amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of days from the Transaction Date of your Contribution or transfer until the No Lapse Guarantee Transaction Date, or the GMIB Exercise Date, whichever is applicable and the denominator of which is the number of days in such Contract Year.

[If ATP Endorsement is issued under Contract]

[When a prorated Annual Rollup Amount is required to calculate the GMIB Benefit Base on a Valuation Date (described in the Automatic Transfer Program (ATP) Endorsement issued with your Contract), the prorated Annual Rollup Amount is equal to:

a)	GMIB Benefit Base on the preceding Contract Date Anniversary multiplied by the Annual Rollup Rate in effect for the first day of the Contract Year multiplied by a fraction, the numerator of which is the number of months elapsed in the Contract Year from the first day of the Contract Year until the Valuation Date, and the denominator of which is 12, plus

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b)	The amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of months from the Transaction Date of your Contribution or transfer until the Valuation Date, and the denominator of which is 12.]

Effect of Withdrawals on your Annual Rollup Amount [in the Contract Year of your PBA Funding Date]

[ [In the Contract Year of your PBA Funding Date], any withdrawal to satisfy required minimum distribution from your PBA taken through our Automatic RMD Withdrawals Service will not reduce your Annual Rollup Amount.]

Any withdrawal from the PBA [other than a required minimum distribution taken through our Automatic RMD Withdrawals Service] reduces the Annual Rollup Amount as of the Transaction Date of the withdrawal by the dollar amount of the withdrawal. Such withdrawal will not reduce your Annual Rollup Amount to less than zero. Any permissible Contribution or transfer after such withdrawal will provide an Annual Rollup Amount equivalent to that described in the second paragraph of this Section.

D. 4. Deferral Rollup Amount

The “Deferral Rollup Amount” for purposes of adjusting the GMIB Benefit Base on a Contract Date Anniversary is equal to the GMIB Benefit Base on the preceding Contract Date Anniversary multiplied by the Deferral Rollup Rate in effect for the first day of the Contract Year plus a prorated Deferral Rollup Amount for any Contributions or transfers to the PBA during the Contract Year. When the Deferral Rollup Rate is in effect, the Deferral Rollup Amount is calculated at the beginning of each Contract Year and on the Transaction Date of each Contribution or transfer into the PBA.

The prorated Deferral Rollup Amount is equal to the full Deferral Rollup Amount for the Contribution or transfer (that is, the amount resulting from application of the Deferral Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year from the Transaction Date of your Contribution or transfer until the Contract Date Anniversary of the same Contract Year and the denominator of which is the number of days in such Contract Year.

The prorated Deferral Rollup Amount in any Contract Year in which (i) the GMIB No Lapse Guarantee is triggered as described in Section II. E below, or (ii) GMIB is exercised as described in Section III. C. below is calculated as follows:

a)	GMIB Benefit Base on the preceding Contract Date Anniversary multiplied by the Deferral Rollup Rate in effect for the first day of the

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Contract Year multiplied by a fraction, the numerator of which is the number of days elapsed in the Contract Year from the first day of the Contract Year until the No Lapse Guarantee Transaction Date, or the GMIB Exercise Date, whichever is applicable, and the denominator of which is the number of days in such Contract Year, plus

b)	The amount resulting from application of the Deferral Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of days from the Transaction Date of your Contribution or transfer until the No Lapse Guarantee Transaction Date, or the GMIB Exercise Date, whichever is applicable and the denominator of which is the number of days in such Contract Year.

[If ATP Endorsement is issued under Contract]

[When a prorated Deferral Rollup Amount is required to calculate the GMIB Benefit Base on a Valuation Date (described in the Automatic Transfer Program (ATP) Endorsement issued with your Contract), the prorated Deferral Rollup Amount is equal to:

a)	GMIB Benefit Base on the preceding Contract Date Anniversary multiplied by the Deferral Rollup Rate in effect for the first day of the Contract Year multiplied by a fraction, the numerator of which is the number of months elapsed in the Contract Year from the first day of the Contract Year until the Valuation Date, and the denominator of which is 12, plus

b)	The amount resulting from application of the Deferral Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of months from the Transaction Date of your Contribution or transfer until the Valuation Date, and the denominator of which is 12.]

D. 5. Annual Adjustment of the GMIB Benefit Base with the Annual Rollup Amount

If a withdrawal has ever been taken from your PBA, your GMIB Benefit Base is adjusted on each Contract Date Anniversary to equal:

(i)	the GMIB Benefit Base at the beginning of the Contract Year, plus

(ii)	Contributions and transfers to the PBA during the Contract Year, minus

(iii)	any adjustments during the Contract Year for Excess Withdrawals (defined below) from the PBA during the Contract Year, [minus

(iv)	the dollar amount of any required minimum distribution withdrawals in excess of your remaining AWA taken through our Automatic RMD Withdrawal Service from your PBAV during the Contract Year] plus

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(v)	A)[ in the Contract Year of your PBA Funding Date], any remaining Annual Rollup Amount and B) in any Contract Year thereafter, the Annual Rollup Amount for the Contract Date Anniversary reduced by the dollar amount of total withdrawals from your PBA, up to the AWA.

D. 6. Annual Adjustment of the GMIB Benefit Base with the Deferral Rollup Amount

Prior to taking a withdrawal under your Contract from the PBAV, instead of the adjustment described above, your GMIB Benefit Base is adjusted on each Contract Date Anniversary to equal:

(i)	the GMIB Benefit Base at the beginning of the Contract Year, plus

(ii)	Contributions and transfers to the PBA during the Contract Year, plus

(iii)	the Deferral Rollup Amount for the Contract Date Anniversary.

Once a withdrawal is made from the PBA under your Contract, no Deferral Rollup Amount adjustment is made to your GMIB Benefit Base in the Contract Year of the withdrawal and all subsequent Contract Years. In those Contract Years, any adjustment to your GMIB Benefit Base will be done according to the provision in D.5. above.

D. 7. Adjustment of the GMIB Benefit Base for Withdrawals and Excess Withdrawals

Beginning [in the Contract Year following your PBA Funding Date], withdrawals up to the AWA do not reduce the GMIB Benefit Base. Instead, such withdrawals reduce the Annual Rollup Amount to be added to the GMIB Benefit Base on the Contract Date Anniversary by the dollar amount of the withdrawal, as described above.

[In any Contract Year, a required minimum distribution withdrawal (“RMD Withdrawal”) that is taken through our Automatic RMD Withdrawal Service from the PBA, in excess of the AWA, that is needed to meet a required minimum distribution reduces the GMIB Benefit Base by the dollar amount of the RMD Withdrawal in excess of the AWA.

RMDs will be withdrawn first from your IA Investment Options, then from the Special [Money Market] Dollar Cost Averaging Account and then pro-rata from the PBA Investment Options [and the ATP Investment Option], if there are insufficient amounts in the IA Investment Options and Special [Money Market] Dollar Cost Averaging Account to satisfy the required minimum distribution.

If you do not elect our Automatic RMD Withdrawal Service and if your value in the IA Investment Option, Account for Special [Money Market] Dollar Cost Averaging and AWA is insufficient to satisfy the RMD amount, any additional withdrawal taken in the same Contract Year from your PBA will be treated as an Excess Withdrawal.]

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“Excess Withdrawal” means the amount of any withdrawal or portion of any withdrawal taken from the PBA in a Contract Year that together with all other withdrawals from the PBA exceeds the AWA for that Contract Year. All withdrawals made from the PBA [in the Contract Year in which your PBA Funding Date occurs] are “Excess Withdrawals.” [An RMD Withdrawal is not an Excess Withdrawal when the Automatic RMD Withdrawal Service is elected for lifetime RMD payments as described above.] An Excess Withdrawal may reduce future benefits by more than the dollar amount of the excess withdrawal(s). “Future benefits” means AWA withdrawals and Lifetime GMIB Payments. You may contact your financial professional or the Processing Office to determine if, as of that date, a contemplated withdrawal amount would cause an Excess Withdrawal.

Except as provided in the first [two] paragraph[s] of this Section, a withdrawal from the PBA reduces the GMIB Benefit Base on a pro rata basis. A pro-rata reduction is determined as follows: 1) Divide the amount of your withdrawal that exceeds your AWA by your PBAV immediately preceding the withdrawal; 2) Multiply the fraction calculated in (1) by the amount of your GMIB Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will make this reduction as of the Transaction Date of each withdrawal.

D. 8. Annual Reset of the GMIB Benefit Base

On the [first] Contract Date Anniversary that follows your PBA Funding Date and each Contract Date Anniversary thereafter until the Contract Date Anniversary following your [95th] birthday you may reset your GMIB Benefit Base to equal the PBAV on that Contract Date Anniversary, if the PBAV is greater than the GMIB Benefit Base. You have [30] days following each eligible Contract Date Anniversary to reset your GMIB Benefit Base. The Annual or Deferral (whichever applies) rollup continues on your reset GMIB Benefit Base.

When you reset your GMIB Benefit Base, the reset will result in a new waiting period to exercise the GMIB of up to the later of [10] years or the original exercise date. [If you reset your GMIB Benefit Base on or after age [86], notwithstanding anything to the contrary, you may elect a GMIB Exercise Option described in Part III of this GMIB Rider upon your Contract Date Anniversary following your [95th ] birthday, or if earlier, your Maturity Date.]

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E.	GMIB No Lapse Guarantee

Notwithstanding anything to the contrary in the Termination provision of your Contract, if your PBAV falls to zero before the Contract Date Anniversary following your [95th] birthday while this Contract is in force and there have been no withdrawals from your Contract other than as described below under “Conditions of the GMIB No Lapse Guarantee,” then your GMIB will be exercised automatically on the transaction date that the PBAV falls to zero (“No Lapse Guarantee Transaction Date”). The annual lifetime income that will be provided under GMIB will be based on your then current age and the GMIB Benefit Base on the No Lapse Guarantee Transaction Date, notwithstanding any waiting period described in Sections II. D. 8 and III of this Rider. For a Contract with Joint Owners, the current age will be based on the current age of the older Owner. For a Contract with a non-natural Owner, the age of the Annuitant or the older Annuitant, if applicable, applies for the No Lapse Guarantee. [For QP DB and DC Contracts only] [The annual Lifetime GMIB Payments will be made to the plan.] Annual Lifetime GMIB Payments will be based on a [single life annuity] and begin one year after the No Lapse Guarantee Transaction Date. You must notify us in writing, within [30] days of your receipt of notice from us stating that your PBAV has fallen to zero, if you wish to change the frequency of payments.

Conditions of the GMIB No Lapse Guarantee:

The No Lapse Guarantee described above applies only if there are no withdrawals from your PBA other than withdrawals:

(i)	due to “Charges Deducted from Annuity Account Value” as described in Contract Section 8.02,

(ii)	from the PBA in the Contract Year in which the PBA Funding Date occurs, [or]

(iii)	during a Contract Year that do not exceed your AWA, [or]

[(iv)	made under any automatic withdrawal service we offer to meet lifetime required minimum distribution rules under the Code.]

Any Excess Withdrawal will cause the GMIB No Lapse Guarantee to terminate. For purposes of the GMIB No Lapse Guarantee in the Contract Year of the PBA Funding Date, there are no “Excess Withdrawals.”

If, due to a reset, your GMIB Benefit Base is increased to an amount that would have prevented a withdrawal processed within [30] days of a Contract Date Anniversary from being an Excess Withdrawal, the No Lapse Guarantee described in this Section will be reinstated. Termination of the No Lapse Guarantee does not cause termination of the other provisions of this Rider. The No Lapse Guarantee terminates on the last date GMIB may be exercised as described in Sections II.D.8 and III of this Rider.

Any Death Benefit under the Contract is terminated as of the No Lapse Guarantee Transaction Date.

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III.	GMIB Exercise

A.	On the Transaction Date on which you exercise GMIB, the annual lifetime income that will be provided under the fixed payout option selected will be the greater of (i) the GMIB, and (ii) the amount of income that would be provided by application of the PBAV as of the Transaction Date to our annuity rates described in the Amount of Annuity Benefits Section of your Contract for the same payout option. The GMIB Benefit Base, as defined above, is applied to the guaranteed annuity purchase factors shown in Attachment A of this Rider to determine the GMIB.

Upon GMIB exercise, you may elect [either (i) or (ii):] [(i)] our Life Annuity payout option [or, (ii) our Life Annuity with a Period Certain payout option.] Other annuity payout options may be available at the time of exercise.

B.	Conditions of GMIB Exercise

You may choose to begin Lifetime GMIB Payments by exercising GMIB after the required waiting period as described below. Your waiting period to exercise GMIB is extended as described in Section II.D.8. of this Rider.

After a waiting period, which begins on the Contract Date Anniversary on or immediately preceding your PBA Funding Date, you may exercise GMIB within [30] days following the applicable Contract Date Anniversary described below, based on your age as of the beginning of the waiting period, as follows:

Applicable for an Owner whose age is [20] through [44] on the Contract Date Anniversary on or immediately preceding the PBA Funding Date: The GMIB may be exercised only within [30] days following each Contract Date Anniversary beginning with the [15th ]or later Contract Date Anniversary following your PBA Funding Date. However, it may not be exercised later than the Contract Date Anniversary following your [95th] birthday, or if earlier, your Maturity Date.

Applicable for an Owner whose age is [45] through [49] on the Contract Date Anniversary on or immediately preceding the PBA Funding Date: The GMIB may be exercised only within [30] days following each Contract Date Anniversary on or after your [60th] birthday. However, GMIB may not be exercised later than the Contract Date Anniversary following your [95th] birthday, or if earlier, your Maturity Date.

Applicable for Owner whose age is [50] through [80] on the Contract Date Anniversary on or immediately preceding the PBA Funding Date: The GMIB may be exercised only within [30] days following each Contract Date Anniversary beginning with the [10th ]or later Contract Date Anniversary following your PBA Funding Date. However, GMIB may not be exercised later than the Contract Date Anniversary following your [95th] birthday, or if earlier, your Maturity Date.

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A Contract issued with a Qualified Plan endorsement must convert to a traditional IRA Contract in an eligible rollover transaction to exercise the GMIB unless GMIB is automatically exercised as described in the “GMIB No Lapse Guarantee.”

Prior to the Contract Date Anniversary following your [95th] birthday, or your Maturity Date, if earlier, your GMIB Benefit Base is reduced by any remaining Withdrawal Charges on the date you exercise GMIB except in the case of GMIB No Lapse Guarantee described in Section II. E of this Rider.

C.	GMIB Exercise Option Upon Rider Charge Increase

If the Cost of this Rider increases as described in Part V of this Rider, and you do not elect to drop this Rider, you may, exercise GMIB without regard to the waiting periods described above. The [30] day period during which you may exercise GMIB upon such a charge increase varies by Contract Year as follows:

If a Rider Charge Increase Notification Date (described in Section V) occurs during:	Then, you may exercise GMIB during the following period:
Contract Year [1 or 2]	[30] days following the [second] Contract Date Anniversary.

Contract Year [3] and later

the “Rider Drop Period” described in Section V of this Rider.

(This right to exercise GMIB upon a rider charge increase applies to your Contract in addition to the “regular” GMIB Exercise Provision described in Part III of this Rider.)

Upon expiration of the exercise periods described in the table above, the exercise waiting periods described in Section III. B, “Conditions of GMIB Exercise,” will resume.

When the life annuity [period certain] supplementary contract is issued, the Owner of record under this Contract on the GMIB Exercise Date will be the Owner under the supplementary life annuity contract. The Owner will also become the Annuitant under the supplementary life annuity contract. [NQ only] [Any Joint Owner, as applicable under this Contract will become the Joint Annuitant under the supplementary contract.] If this Contract is owned by a Non-Natural Owner, the Annuitant [NQ only] [and Joint Annuitant, if applicable,] remains the same under the supplementary life annuity contract. Lifetime GMIB Payments will begin one year from the date that GMIB is exercised. Lifetime GMIB Payments do not affect your Investment Account.

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IV.	GMIB at the Maturity Date

[For NQ Contracts only] [If you are older than the Annuitant named under this Contract, your Maturity Date is the Contract Date Anniversary following your attainment of Age [95].]

At the Maturity Date, for amounts under your Contract allocated to your PBA Investment Options, you may elect to receive GMIB Payments as described in the second paragraph of Section III. You may instead elect to receive your PBAV in a lump sum distribution or in the form of an Annuity Benefit under Part VII of the Contract. If you so elect, then your Contract, including this GMIB Rider, will terminate.

Unless, we agree otherwise, if you do not make an election for your PBAV at the Maturity Date, we will apply your PBAV to either (i) or (ii) described below, whichever provides a greater payment:

(i)	a supplementary contract for a life annuity, or

(ii)	a supplementary contract under which we make annual payments in the amount resulting from the application of GMIB Purchase Factors shown in this Rider’s Attachment A to the GMIB Benefit Base.

Unless, we agree otherwise, at the Maturity Date, for amounts under your Contract allocated to your Investment Account you may elect (i) to apply such amounts to an Annuity Benefit in any form we are then offering as described in Part VII of the Contract; or (ii) to receive a lump sum distribution of the IAV. If you do not make an election for your IAV at the Maturity Date, we will apply such amounts as described in Part VII of the Contract.

Special Rules Applicable under Joint Owner and Non-Natural Owner Contracts

For Contracts with Non-Natural Owners, lifetime income is guaranteed for the life of the Annuitant. A GMIB that would be based on the Contract Date Anniversary following the Owner’s [95th ] birthday will will be based on the Contract Date Anniversary following the Annuitant’s [95th] birthday. Reference to Owner in this Rider would apply to the Annuitant for purposes of determing GMIB payments. Also, any Reset provision which is limited to the Contract Date Anniversary following the Owner’s [95th ] birthday will be limited to the Contract Date Anniversary following the Annuitant’s [95th ] birthday. If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMIB will be based on the Contract Date Anniversary following the older Joint Annuitant’s [95th ] birthday. Reference to Owner in this Rider would apply to the older Joint Annuitant for purposes of determing GMIB Payments. Also, any reset will be limited to the Contract Date Anniversary following the [95th ] birthday of the older Joint Annuitant.

For Contracts with Joint Owners, lifetime income is guaranteed for the life of the older Joint Owner. A GMIB that is based on the Contract Date Anniversary following the Owner’s [95th ] birthday will be based on the Contract Date Anniversary following the [95th ] birthday of the older Joint Owner. Reference to Owner in this Rider would apply to the older Joint Owner for purposes of determing GMIB payments. Also, any Reset provision which is limited to the Contract Date Anniversary following the Owner’s [95th] birthday will be limited to the Contract Date Anniversary following the [95th ] birthday of the older Joint Owner.

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V.	The Cost of this Rider

The current charge for this Rider is [1.15%] of the GMIB Benefit Base on your Contract Date Anniversary. The maximum charge for this Rider is [2.30%] of the GMIB Benefit Base on your Contract Date Anniversary. Any change in the charge will be within the range of the current and maximum charge for this Rider.

We may increase or decrease the charge for this benefit at any time after completion of [two] Contract Years. We will provide you a minimum of [30] days advance notice of any revised Rider charge.

The “Rider Charge Change Notification Date” is the date of the notice which we send to you informing you of a revised charge. If we revise the charge for this Rider, you may elect to terminate the Rider by submitting a written request to our Processing Office no later than [30] days after the Rider Charge Change Notification Date. This period is referred to as the [30] Day “Rider Drop Period.”

The “Rider Charge Change Effective Date” is the date on which the new Rider Charge becomes effective on your Contract and is at least [30] days following the Rider Charge Change Notification Date. The changed charge will be assessed beginning on the Contract Date Anniversary that falls on or after the Rider Charge Change Effective Date unless a prorated charge was applied earlier in the Contract Year. However, if the Rider Charge Change Notification Date falls in the first [two] Contract Years, the Rider Charge Change Effective Date is the Business Day that is the later of (i) the first day of the [third] Contract Year or (ii) at least [30] days following the Rider Charge Change Notification Date. The new charge will be deducted beginning on your [third] Contract Date Anniversary, unless a prorated charge was applied earlier in the Contract Year.

Unless you have terminated this Rider, we will determine and deduct the above charge annually from your PBA on each Contract Date Anniversary for which the Rider is in effect. We will deduct the above charge on the transaction date for the portion of any Contract Year in which this Rider is terminated pursuant to Section VI of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section 5.02 of the Contract. If the Rider charge changes and this Rider terminates within [30] days of such change, the current Rider charge will apply, otherwise, the new Rider charge will apply.

The above charges will be deducted from the PBA Investment Options [and the ATP Investment Option] on a pro-rata basis. If there is insufficient value or no value in the PBA Investment Options [and the ATP Investment Option], any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the portion of the Account for Special [Money Market] Dollar Cost Averaging designated for the PBA Investment Options.

On the No Lapse Guarantee Transaction Date described in Section II. E, the charge for this benefit terminates.

VI.	Termination Of This Rider

This Rider may be terminated on either an automatic or voluntary basis. Automatic Terminations are described in the following paragraphs. Voluntary Terminations are described in the “Endorsement Applicable to the Termination of an Optional Guaranteed Minimum Income Benefit and/or the Termination of an Optional Guaranteed Death Benefit Rider(s).”

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Automatic Termination of this Rider:

This Rider will automatically terminate if:

(i)	the Contract is continued under the Beneficiary Continuation Option, if applicable, or

(ii)	an Excess Withdrawal reduces your PBAV to zero, even in the Contract Year in which the PBA Funding Date occurs, or

(iii)	the PBAV has fallen to zero and the No Lapse Guarantee is not in effect, or

(iv)	amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including exercise of GMIB or any benefit available on the Maturity Date, or

(v)	except as provided below, you change the Owner of the Contract, or

(vi)	you make an assignment of this Contract or any of the rights under this Contract, or

(vii)	termination is required by an endorsement to your Contract, or

(viii)	the Contract terminates, or

(ix)	Spousal Continuation is elected and 1) the surviving spouse is not eligible, based on age, to make contributions or transfers into the PBA, and 2) the PBA Investment Options have no value.

When you terminate this Rider as described in items (v) and (vi) of the preceding paragraph, and you have also terminated your GMDB, you must then either 1) withdraw your entire PBAV, or 2) transfer your entire PBAV to the IA Investment Options. Once you have terminated this Rider and your GMDB rider, amounts may no longer be allocated to the PBA Investment Options.

In accordance with items (v) and (vi) above, this Rider will not terminate if any of the following occurs:

1.	a Contract is owned by a Non-natural Owner, and the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

2.	a Contract is owned by an individual, and the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. Family member means members of the immediate family and other relatives. Immediate family means spouse, domestic partner, civil union partner, parent, child, adopted child, stepchild, brother and sister. Other relatives means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

3.	You divorce, and a) in accordance with your divorce decree, your former spouse is awarded 100% of the Annuity Account Value under your Contract, and b) your former spouse meets the age requirements for this Rider on the date the Owner/Annuitant under this Contract is changed from you to your former spouse.

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Effect of Termination of this Rider on your Death Benefit

The effect of termination of this Rider on your Death Benefit is described in the “Endorsement Applicable to Termination of an Optional Guaranteed Minimum Income Benefit and or the Termination or Change of an Optional Guaranteed Minimum Death Benefit Rider(s).”

Upon the termination of this Rider, the charge for the Benefit, as shown in Section V of this Rider, ends.

VII.	Reports and Notices

At least once each year until the Maturity Date, we will send you a report showing: the GMIB Benefit Base and the related AWA described in Section II. C. of this Rider.

A report as described above or any written notice as described in any other Section will be satisfied by our mailing any such report or notice to your last known address as shown in our records.

Notices sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.

VIII.	Endorsements Applicable to this GMIB with GWBL Rider

[This GMIB Rider is subject to the transfer rules described in the Endorsement Applicable to Asset Transfer Program Endorsement.]

[Amounts allocated to your Contract when this Rider is elected are subject to the terms and conditions of the Endorsement Applicable to Investment Options, as described therein.]

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer ]	Secretary and Associate General Counsel ]

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Guaranteed Minimum Income Benefit Table of Guaranteed Annuity - Purchase Factors For Initial Level Annual Income Annual Rates Based on the Application of $100 Purchase Factors

	Life Only
Age	Male	Female
[60	2.96	2.80
61	3.01	2.84
62	3.07	2.89
63	3.13	2.95
64	3.19	3.00
65	3.25	3.06
66	3.32	3.12
67	3.39	3.18
68	3.47	3.25
69	3.54	3.32
70	3.62	3.39
71	3.71	3.47
72	3.80	3.55
73	3.89	3.64
74	3.99	3.72
75	4.09	3.82
76	4.19	3.92
77	4.31	4.02
78	4.42	4.13
79	4.55	4.24
80	4.68	4.37
81	4.81	4.49
82	4.96	4.63
83	5.11	4.77
84	5.27	4.92
85	5.43	5.08
86	5.61	5.25
87	5.80	5.43
88	6.00	5.62
89	6.21	5.81
90	6.43	6.02
91	6.67	6.25
92	6.93	6.49
93	7.20	6.74
94	7.50	7.01
95	7.82	7.31	]

[The purchase factor applicable to GMIB Exercise under “Spousal Continuation”, as described in the second sentence of the second paragraph under “Effect of Death on the Guaranteed Minimum Income Benefit (“GMIB”) Rider” in Attachment A of your [Traditional IRA] Endorsement, is 4.75%.]

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[The amount of income provided under an Annuity Benefit payable on the Life Annuity Form is based on 1.00% interest and mortality equal to 36% for males and 36% for females of the Annuity 2000 Mortality Table projected at 1.15% for males and 1.35% for females for a number of years equal to attained age minus 20, but not less than 30.]

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